EXHIBIT 10.22
LINDSAY CORPORATION
POLICY ON PAYMENT OF DIRECTOR FEES AND EXPENSES
Outside Directors who are not employees of the Company are compensated or have expenses reimbursed as follows:
$25,000 Annual Fee as Director: Payment of $12,500 is made by check in September and March ($25,000 total).
$16,000 Annual Fee as Chairman of Board of Directors: Payment of $8,000 is made by check in September and March ($16,000 total) in addition to the annual fee as a Director, if the Chairman of the Board is an outside Director; provided that the Chairman of the Board may not also receive an additional fee for serving as Chairman of any standing or special committee.
$8,000 Annual Fee as Chairman of the Audit Committee and $6,000 Annual Fee as Chairman of the Compensation Committee: Payment of one-half of the fee is made by check in September and March in addition to the annual fee as a Director.
$1,400 per day for attending meetings of the Board of Directors. This meeting fee shall apply to meetings by telephone or video conference which are four hours or more, and a reduced meeting fee of $800 shall apply to meetings by telephone or video conference which are less than four hours.
$800 per day for attending separate or special committee meetings which are not on the same day as a Board of Directors meeting, including meetings by telephone or video conference which last less than four hours This meeting fee is for all committee meetings on the same day and not per committee.
Lindsay will reimburse outside Directors for actual and reasonable expenses they incur associated with travel for Lindsay meetings or other Lindsay business, including first class commercial airfare (or travel by private plane for distances of less than 1,000 miles if commercial air travel is difficult or inconvenient or more than 1,000 miles if authorized or approved by the Chairman of the Board of Directors or the Chairman of the Audit Committee), car rental, taxi, parking, meals, tips and hotel expenses. Reimbursement for other expenses may be authorized or approved by the Chairman of the Board of Directors or the Chairman of the Audit Committee.
Directors who are not employees of the Company receive annual grants of restricted stock units with an award value of $35,000 with the grant being made on the date of the annual meeting of stockholders. The number of units awarded will equal $35,000 divided by the closing stock price on the date of grant. These restricted stock units vest on November 1 following the date of grant.
New directors who are not employees of the Company receive a one-time grant of restricted stock units with an award value of $35,000 with the grant being made on the date of their first regular Board meeting as a director. The number of units awarded will equal $35,000 divided by the closing stock price on the date of grant. These restricted stock units vest ratably (one-third each year) on November 1 of the next three years following the date of grant.

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